UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 3, 2010

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
e)	On February 3, 2010, the Compensation Committee of the Board of Directors (“Compensation Committee”) approved the following 2010 base salaries for certain of our named executive officers: Gil C. Tily, Executive Vice President, Chief Administrative Officer and General Counsel — $550,000; and Joanne Solomon, Executive Vice President and Chief Financial Officer — $410,000. The Compensation Committee also approved the 2010 bonus targets for Mr. Tily and Ms. Solomon under the 2007 Executive Incentive Bonus Plan (“Executive Bonus Plan”), a copy of which was previously filed with the Securities and Exchange Commission (“SEC”). Mr. Tily’s target bonus for 2010 will be 75% of his base salary and Ms. Solomon’s target bonus for 2010 will be 85% of her base salary.

On February 3, 2010, the Compensation Committee also approved the 2010 performance criteria for the payment of bonuses under the Executive Bonus Plan for our named executive officers. The performance criteria are based on: (i) revenue growth, (ii) gross margin, (iii) return on invested capital and (iv) customer satisfaction. Actual bonuses payable under the Executive Bonus Plan for 2010, if any, will depend on the extent to which our actual performance meets, exceeds or falls short of the performance criteria.

On February 3, 2010, the Compensation Committee also approved restricted stock awards to the following named executive officers: Kenneth T. Joyce — 40,000 shares; Gil C. Tily — 25,000 shares; and Joanne Solomon — 20,000 shares. The shares were awarded under the 2007 Equity Incentive Plan, a copy of which was previously filed with the SEC. The shares will vest (subject to the executives’ continued employment) as follows: 25% of the shares will vest on the first anniversary of the grant date, and 1/48th of the shares will vest monthly thereafter, such that 100% of the shares will become vested on the fourth anniversary of the award date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2010	Amkor Technology, Inc.
/s/ Joanne Solomon
Joanne Solomon
Executive Vice President and Chief Financial Officer